Exhibit 21
                                                                      ----------

                         Subsidiaries of the Registrant





Parent
------

First Mutual Bancshares, Inc.

                                     Percentage             Jurisdiction or
Subsidiaries                        of Ownership         State of Incorporation
------------                        ------------         ----------------------

First Mutual Bank                        100%                   Washington

First Mutual Services (1)                100%                   Washington



(1) This corporation is a wholly owned subsidiary of First Mutual Bank. First Mutual Services (FMS) engages in the sale of mutual funds and annuities. PRIMEVEST Financial Services functions as the broker dealer and is responsible for the sale and delivery of securities. As of December 1999, the Company decided to discontinue directly offering investment products to its customers. The Bank's investment in First Mutual Services at December 31, 2003, was $3,596.